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                                                                     EXHIBIT 6.5


                              TERM PROMISSORY NOTE
                                  (FIXED RATE)

$3,765,000.00                    Houston, Texas                  August 10, 1998

         FOR VALUE RECEIVED, the undersigned, CHARLES D. McPHAIL, individually and JOYVER INVESTMENTS, L.L.C., a Texas limited liability company ("Borrowers"), hereby promise to pay to the order of COMPASS BANK, a Texas state chartered banking association ("Bank"; Bank and any subsequent holder hereof being hereinafter referred to as "Holder"), without grace at its office at 24 Greenway Plaza, P.O. Box 4444, Houston, Texas 77210-4444, or such other place as Holder may direct, in lawful money of the United States of America, with interest, the principal amount of THREE MILLION SEVEN HUNDRED SIXTY-FIVE THOUSAND AND NO/100 DOLLARS ($3,765,000.00), together with interest accruing thereon in accordance with the terms hereof. Payment of principal and interest shall be in accordance with the following provisions:

         1. Payments. Borrowers promise to pay this Term Promissory Note (this "Term Note") in one hundred eighty (180) installments, the first one hundred seventy-nine (179) of which being in the amount of Twenty Thousand Nine Hundred Sixteen and 67/100 Dollars ($20,916.67), plus accrued interest each, and the one hundred eightieth (180th) and final installment being in the amount of the balance of principal and accrued interest then due hereon. The first such installment is due and payable September 10, 1998, and the remaining installments are due and payable in consecutive order on the same day of each and every succeeding calendar month thereafter until August 10, 2013.

         Notwithstanding the foregoing terms and provisions of this Term Note, Borrowers agree that Bank shall have the right, at its option, to be exercised from time to time in its sole and absolute discretion at any time after the five
(5) year anniversary date of this Term Note, to either (i) demand and require payment in full of the then unpaid principal balance of this Term Note together with all accrued unpaid interest thereon, or (i) modify and alter the terms and provisions of this Term Note, including, but not limited to increasing the Applicable Rate, modifying the prepayment penalty hereunder or otherwise modifying the terms of payment of this Term Note, all as Bank shall in exercise of its sole and absolute discretion, deem to be proper or necessary; provided however, in no event shall the Applicable Rate be increased to such a rate as would cause interest payment hereunder together with any and all other amounts paid by Bank under the terms hereof of any documents relating hereto which constitute interest, to exceed the Maximum Rate of interest allowed by applicable law. In the event Bank elects to exercise its rights under (i) or
(ii) above, then it shall so notify Borrowers in writing at least thirty (30) days prior to the effect date of the final maturity hereof or of any such changes or modifications to the terms and provisions hereof

         Should any payment become due and payable on any day other than a Business Day (as such term is hereinafter defined), the date of such payment shall be extended to the next succeeding Business

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Day, and, in the case of a payment of principal or past due interest or any installment of either thereof, interest shall accrue and be payable thereon for the period of such extension at the applicable rate or rates specified herein. The term "BUSINESS DAY" shall mean a day (other than Saturday or Sunday) when Bank is open for conducting all of its customary commercial banking activities.

         2. Interest. Except for purposes of computing the Maximum Rate (as. defined below), interest shall be calculated on the basis of a 360-day year applied to the actual number of days upon which principal is outstanding by multiplying the principal amount outstanding hereunder by the applicable per annum rate, multiplying the product thereof by the actual number of days elapsed, and dividing the product so obtained by three hundred sixty (360). Except as hereinabove expressly provided, Borrowers shall pay interest on the principal amount outstanding from time to time at a per annum interest rate equal to the lesser of (i) eight and one-half percent (8.5%) and (ii) the Maximum Rate (the "APPLICABLE RATE"). Following the occurrence and during the continuance of an Event of Default (as hereinafter defined), or after maturity, all amounts outstanding hereunder, to the extent permitted by applicable law, shall, at the option of Bank, bear interest at the Default Rate. The term "DEFAULT RATE" shall mean a per annum rate equal to the Applicable Rate plus 5% but in no event to exceed the Maximum Rate.

         3. Security Instruments. The indebtedness evidenced hereby is secured by, among other things, the Deed of Trust with Security Agreement and Assignment of Rents and Leases executed and delivered to the Lender by Borrower on even date herewith and the liens and security interests granted thereby and in the Security Instruments (the "SECURITY INSTRUMENTS") (as defined in the Loan Agreement dated March ___, 1998, as amended by that certain First Amendment to Loan Agreement of even date herewith, between Total Building Systems, Inc. and Bank (the "LOAN AGREEMENT"). This Term Note is included in the indebtedness referred to in the Security Instruments and is entitled to the benefits of those documents, but neither this reference to those documents nor any provisions thereof shall affect or impair the absolute and unconditional obligation of Borrowers to pay the principal of and interest on this Term Note when due.

         4. Events of Default. In case of the happening of any one or more of the following events (each an "EVENT OF DEFAULT"):

            (a) The failure to pay the principal of or interest on this Term Note or the Revolving Note or on any of the Obligations as such terms are defined in the Loan Agreement, as and when due and payable;

            (b) Failure by Borrowers to pay any other loan obligation to Holder;

            (c) Failure by Borrowers to observe any covenant or obligation contained in the Security Instruments or in any other instrument executed in connection with or securing this Term Note or the Revolving Note or on any of the Obligations as such terms are defined in the Loan Agreement, as and when due and payable; or


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                   (d) The occurrence of an Event of Default under and as
         defined in the Loan Agreement or of any other event of default specified in any of the other Security Instruments or in any other document, agreement or instrument now or hereafter executed by Borrowers or in connection with or securing this Term Note or the Revolving Note or on any of the Obligations as such terms are defined in the Loan Agreement, as and when due and payable, then or at any time thereafter during the continuance of any such event, Bank, at its option and without any notice of intent to accelerate, notice of acceleration, or other notice or demand, may declare the entire principal amount of this Term Note then outstanding and the interest accrued thereon immediately due and payable, and the said entire principal, interest and all other amounts owing thereunder shall thereupon become immediately due and payable without presentment, demand, protest, notice of protest or other notice of default or dishonor of any kind, all of which are hereby expressly waived by Borrowers. Reference is made to the Loan Agreement for a statement of the terms and conditions under which the term loan represented by this Term Note is being made available to Borrowers and of additional terms and conditions under which this Term Note may be accelerated.

         5. Waivers. Borrowers and each guarantor, accommodation party, surety, endorser or other person or entity liable for the payment or collection of this Term Note expressly waive demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate, notice of acceleration, all other notices, bringing of suit and diligence in taking any action to collect amounts called for hereunder or enforcing any security or guaranty, and agree to any substitution, exchange or release of any security, with or without consideration, now or hereafter given for this Term Note or the release of any party primarily or secondarily liable hereon. Borrowers and each guarantor, accommodation party, surety, endorser or any other person or entity liable for the payment or collection of this Term Note further agree that it will not be necessary for the owner or Holder hereof, in order to enforce payment of this Term Note, to first institute or exhaust its remedies against any maker or other party liable herefor or to enforce its rights against any security or guaranty for this Term Note, and hereby consent to the renewal and extension from time to time of this Term Note, and any other indulgence with respect hereto without notice of any such renewal, extension or indulgence.

         6. Attorneys' Fees and Costs. Borrowers agree to pay reasonable attorneys' fees and costs incurred by Holder in collecting or attempting to collect this Term Note, whether by suit or otherwise.

         7. Limitations on Interest (a) It is the intention of Bank and Borrowers to conform strictly to any applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under any applicable law, then, in that event, notwithstanding anything to the contrary in this Term Note, the Loan Agreement, the Security Instruments or any other agreement entered into in connection with or as security for or guaranteeing the Loan Agreement or this


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Term Note, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by Bank under this Term Note, the Loan Agreement, the Security Instruments or under any other agreement entered into in connection with or as security for or guaranteeing the Loan Agreement or this Term Note shall under no circumstances exceed the Maximum Rate, and any excess shall be canceled automatically and, if theretofore paid, shall, at the option of Bank, be credited by Bank on the principal amount of any indebtedness owed to Bank by Borrowers or refunded by Bank to Borrowers, and (ii) in the event that the maturity of this Term Note is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Bank may never include more than the Maximum Rate and excess interest, if any, provided for in this Term Note, the Loan Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of Bank, be credited by Bank on the principal amount of any indebtedness owed to Bank by Borrowers or refunded by Bank to Borrowers.

         (b) Notwithstanding anything herein to the contrary, in no event will interest payable to Bank exceed the maximum amount permitted by the law applicable to Bank (after taking into account all charges payable to Bank which constitute interest under such applicable law.), but if any amount referred to in this Term Note which would be payable to Bank but for the applicability of usury or other laws limiting the consideration payable to Bank is not paid to Bank as a result of the applicability of such laws, then interest on the outstanding principal balance of this Term Note payable to Bank shall, to the extent permitted by the law, accrue at the maximum rate of interest permitted by applicable law (after taking into account all charges payable to Bank which constitute interest under applicable law) until the total amount received by Bank equals the amount it would have received had no such laws been applicable.

         (c) As used herein, "MAXIMUM RATE" means mean the maximum nonusurious rate of interest per annum permitted by whichever of applicable United States federal law or Texas law permits the higher interest rate, including to the extent permitted by applicable law, any amendments thereof hereafter or any new law hereafter coming into effect to the extent a higher Maximum Lawful Rate is permitted thereby. For purposes of determining the Maximum Lawful Rate under the applicable Laws of the State of Texas, the applicable rate ceiling shall be the "weekly ceiling" as defined in and computed in accordance with Chapter 1 D of Subtitle 1 of Title 79 of the Texas Revised Civil Statutes, as hereafter amended or supplemented. The Maximum Lawful Rate shall be applied by taking into account all amounts characterized by applicable law as interest on the debt evidenced by the Note, so that the aggregate of all interest does not exceed the maximum nonusurious amount permitted by applicable law.

         8. Applicable Law; Assigns. This Note shall be governed by, and construed in accordance with, the laws of the State of Texas (except that Chapter 15 of Subtitle 3, Title 79 of the Texas Revised Civil Statutes, as amended, which regulates certain revolving credit loan accounts and revolving triparty accounts, shall not apply to this Term Note or any transaction contemplated hereby), subject, however, to the effect of applicable federal law. Unless changed in


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accordance with law, the applicable rate under Texas law shall be the indicated
(weekly) rate ceiling from time to time in effect as provided in Chapter 1D of Subtitle 1 of Title 79 of the Texas Revised Civil Statutes, as amended. As used herein, the terms "Borrowers", "Bank" and "Holder" shall be deemed to include their respective successors, legal representatives, and assigns, whether by voluntary action of the parties or by operation of law.

         9. Right to Prepay. Subject to a prepayment penalty of one percent (1%) of the then outstanding principal and accrued interest if prepaid within three
(3) years after the date hereof, Borrowers shall have the right to prepay, at any time and from time to time prior to maturity all or any part of the unpaid principal balance of this Term Note and/or all or any part of the unpaid interest accrued to the date of such prepayment, provided that any such principal thus paid is accompanied by accrued interest on such principal.

         IN WITNESS WHEREOF, Borrowers have caused this Term Note to be duly executed and delivered as of the date first above written.

                                      By:
                                           -------------------------------------
                                           Charles D. McPhail
                                           Individually

                                      JOYVER INVESTMENTS, L.L.C.,
                                      A Texas limited liability company


                                      By:  Charles D. McPhail
                                           Member


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